Exhibit 10.4

Letter of Commitment

Beijing North Third Ring Road Branch of China Merchants Bank Co., Ltd.,

Beijing Sohu New Media Information Technology Co., Ltd. and Fox Information Technology (Tianjin) Limited (hereinafter collectively referred to as the “Financier” or “Our Subsidiaries”) are the holding subsidiaries of Sohu.com Inc. Our Subsidiaries applied to you for a total credit line of RMB 700 million and entered into a Credit Agreement numbered 2018 Bei Shou Zi No. 007 and a Supplementary Credit Agreement numbered 2018 Bei Shou Zi No. 007 (hereinafter collectively referred to as the “Credit Agreements”) with you. Before the debts under the Credit Agreements signed between you and Our Subsidiaries are fully settled, we hereby irrevocably make the following commitments to you:

1. When the Financier is unable to fulfill its debt repayment obligations, we will, as required by you, sell the equity of Changyou.com Limited (NASDAQ:CYOU, hereinafter referred to as “Changyou”) held by us. We will ensure that the proceeds from the disposal of the above-mentioned equity are transferred within Sohu Group (Sohu.com (Game) Limited, All Honest International Limited, Sohu.com Inc., Sohu.com Limited, Sohu.com (Hong Kong) Limited and Beijing Sohu New Media Information Technology Co., Ltd.) and directly used to repay the debts of the Financier under the Credit Agreements to you as scheduled.

2. When the Financier is unable to perform the obligations under the Credit Agreements, we and Sohu.com (Game) Limited will, as required by you, propose sharing out dividends to Changyou and ensure that the proceeds from the disposal of relevant dividends are transferred within Sohu Group and directly used to repay the debts of the Financier under the Credit Agreements to you as scheduled.

This Letter of Commitment shall become effective immediately after being stamped by us and constitute a legally binding obligation on us. This Letter of Commitment cannot be revoked, withdrawn or changed unilaterally. It remains in effect until the completion of all debt repayment under the Credit Agreements. Any violation of any content of this Letter by us shall be deemed to be an event of default under the Credit Agreements. You have the right to take measures including but not limited to announcing the early withdrawal of all loan principal and interest. At the same time, you have the right to request us to bear all the losses caused to you (including but not limited to the outstanding principal and interest of your loan, penalties, compound interest, liquidated damages, compensation, as well as attorneys’ fees, travel expenses and announcement fees etc. for realization of the creditor’s rights).

This Letter of Commitment shall be governed by the law of China (excluding Taiwan, Hong Kong, and Macau). In case of any dispute, it shall be submitted to your local court with jurisdiction.

Sohu.com Inc. (Seal)

Authorized Signatory:

Date: April 11, 2018